AGREEMENT

         The undersigned Officers (each, an "Officer") from Planet Entertainment Corp. ("Planet") and New Millenium Communications ("New Millenium") desire to form a joint venture for the purpose of licensing and distributing all master recordings heretofore recorded and/or acquired by Planet prior to the date hereof (collectively, the "Prior Masters") and to License and distribute Recordings recorded during the term hereof (the "Term Masters"); the "Prior Masters" and the "Term Masters" are collectively hereinafter referred to as the "Masters").

         NOW, THEREFORE, the Officers agree as follows:

         1. Name and Business. The Officers hereby form a joint venture for any one or all of the following purposes, among others: to record, produce, manufacture, lease, license, make and sell audio-only records and other devices employing the use of audio-only or audiovisual recordings and to engage in such other activities as are necessary or incidental thereto. The name of the new company formed is: Planet Entertainment Europe Ltd. (the "Venture Name").

         2. Term. The term of the Venture shall commence as of the date of this Agreement and shall continue until it is dissolved by either of the following: the sale or disposition of all Venture assets or upon judicial resolution. In respect of the license term of the Masters, the Venture shall have the non-exclusive right to exploit all subject Masters for a minimum period of ninety-nine years (the "License Term") commencing on the date of full execution of this Agreement.

         3. Venture Contributions.

         (a) It is agreed that Planet and New Millenium Communications shall each receive a Fifty Percent (50%) interest in the Venture (the "Venture Interest"). Each Officer may mutually agree from time to time to make voluntary contributions to the capital of the Venture whether in the form of cash, labor or other services or resources, as provided under the terms of this Agreement.

         (b) The Venture's books and records shall be maintained in an account maintained by New Millenium, unless otherwise agreed between the Parties. Neither Officer shall be authorized to withdraw any funds from the Venture without the prior written consent of the other. The Venture's profits and losses shall be shared as follows: Fifty Percent (50%) Planet/Fifty Percent (50%) New Millenium. The amount of Profits (as hereinafter defined) that shall be available for distribution, and the amounts that shall remain undistributed shall be made by unanimous decision of the Board (as hereinafter defined).

         4. Allocations and Distributions.

         (a) The Venture shall be initially taxed as a Company, unless otherwise agreed. The fiscal year of the Venture shall, for bookkeeping purposes, be divided into twelve (12) one month segments (each a "Monthly Segment"). Any taxable income, gain, loss, deduction or other taxable items of the Venture with respect to any such segment shall be allocated to each Officer as follows: 50% to Planet/50% to New Millenium. The Venture's "net profits" or "net losses" for each fiscal year shall be determined as soon as practicable after the close of such fiscal year. This decision should be made by the Venture's accountant in accordance with the generally accepted accounting principles.

         (b) Net Cash Receipts ("Profits") of the Venture shall be distributed to the Parties in accordance with its Percentage Interest, subject to the Venture's reimbursing the Contributing Officer "off the top" for its Contributions made to the Venture. It is agreed that New Millenium shall hire additional staff and provide additional overhead to carry out Venture business, subject to the Board's prior approval. All administrative charges billed to the Venture by New Millenium to carry out its management responsibilities must be similarly approved in advance by the Board. All costs for the foregoing purposes(s) must be approved in advance by the Board in order to be binding on the Venture. "Profits" shall refer to the total gross monies actually received by the Venture, reduced by such working capital reserves and other Venture expenses as may be established and maintained by Board decision. Distributions, if any, shall be made no later than thirty (30) days after the end of each Monthly Segment, subject to the payment of Venture expenses (as defined in paragraph 5 below), the maintenance of reserves and withholding of applicable income taxes in an amount that is reasonably consistent with the Venture's anticipated tax liability.

         (c) Each Officer represents and warrants on behalf of itself and on behalf of its agents and/or employees the following: (i) Neither shall, without the prior written consent of the other, endorse any note or act as an accommodation officer or surety on behalf of the Venture; and (ii) Neither shall assign, mortgage, encumber or grant a security interest in, nor sell any or all of its shares in the Venture and/or its capital assets, or do any act that is detrimental to the interests of the Venture.

         5. Drawings. Each Officer shall be entitled to reimbursement by the Venture for approved direct out-of-pocket expenses, e.g., office overhead, operational expenses, taxes, expenses in connection with preparing reports, costs of acquiring computer equipment, employee salaries, insurance costs, accounting fees to maintain the Venture's books, pressing and manufacturing costs, legal fees and all other expenses directly incurred on behalf of the Venture. Any such approved expenses shall be calculated and paid "off the top" prior to the division of profits. Neither Officer shall be entitled to draw against Venture profits, which shall only be distributed as provided in this Agreement.

         6. Banking. The capital account of the Venture shall be maintained in a separate interest bearing account established in the Venture name. All checks written against Venture funds, regardless of the value, shall require the signature of a duly authorized Officer of Planet and a duly authorized Officer of New Millenium.


         7. Books. The Venture's books shall be maintained at the offices of New Millenium, unless otherwise agreed. Any Officer of Planet, shall have access thereto at all times to examine the books and records of the Venture. The books shall be kept on a fiscal year basis (which may or may not be a calendar year) and shall be closed and balanced as follows: at the end of each month and upon the end of fiscal year. The Venture accountant shall cause an unaudited monthly report to be sent to all Officers within thirty (30) days after the close of each Monthly Segment. All statements and reports shall be prepared according to generally accepted accounting principles.

         8. Termination. The Venture shall terminate upon the following event(s): (i) the sale or dissolution of all of its assets; or (ii) upon judicial resolution. In the event of such termination, both Officers shall proceed with reasonable promptness to liquidate the business of the Venture. The assets of the Venture shall be used and distributed in the following order: (a) to pay or provide for the payment of all Venture liabilities to liquidate expenses and other financial obligations; (b) to discharge the balance of the capital accounts of the Venture; (c) sell of any existing inventory and (d) distribute all remaining funds in accordance with each Officer's interests.


         9. Restrictions on Transfer of Venture Interest.

         (a) Each Officer agrees on behalf of itself, and any of its officers, agents and/or employees that it shall not sell, transfer, pledge, give, assign or enter into any agreement, a result of which any third person (the "Recipient Officer") shall acquire any interest in the Venture, unless such Officer (the "Transferring Officer") shall have obtained prior written consent of the other(s). If such consent is given, it shall not be effective unless: the Recipient Officer agrees in writing to be bound by all of the terms and conditions of this Agreement.

         (b) If either Officer (the "Selling Officer") receive(s) a bona fide offer from a third party to purchase any stake (the "Selling Shares") in the Venture (the "Third Party Offer"), it shall first give written notice of the amount and the terms of the offer, the identity of the proposed buyer and its willingness to accept the offer to the other Officer (the "Non-Selling Officer"). The Non-Selling Officer shall have the option, within ten (10) days after receipt of such notice to purchase the Selling Shares in the Venture from the Selling officer under the same terms as are contained in the Third Party Offer. In the event the Non-Selling Officer declines to purchase the Selling Shares, then such Selling Officer shall have the right to sell its Interest to a third party pursuant to the terms contained in the Third Party Offer. In the event the Third Party Offer concerns the acquisition of one hundred percent (100%) of the Venture Interest by another company (the "Acquiring Company"), then, subject to the approval of the Parties of all substantive terms of such acquisition, then the Venture shall become a subsidiary of such Third Party Company.

         (c) Ownership of all Masters subject to the terms hereto shall be retained at all times by Planet.

         10. Management Responsibilities.

         Planet and New Millenium shall jointly share in all decisions relating to the operation of the Venture (e.g., how many records to release each year, artwork, the timing and hiring of personnel, the packaging of each Album released hereunder, the determination of working capital reserves, the tax election of the Venture, selection of an insurance carrier, if any, etc.) and shall implement each decision by establishing a Management Board comprised of a total of four Officers; two (2) Officers shall be elected by Planet and two Officers shall be elected by New Millenium.

         11. Miscellaneous

         (a) This Agreement shall be governed by and construed in accordance with the laws of United Kingdom.

         (b) This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective legal representatives, successors and permitted assigns, subject to the terms, conditions and covenants set forth herein.

         (c) This Agreement may be executed in counterpart, each of which shall be deemed on original, but all of which together shall constitute one and the same instrument.

         (d) This Agreement may be amended or modified by a written instrument executed by an Officer of Planet and an Officer of New Millenium.

         (e) It is understood that the Officers may engage in outside activities ("Outside Activities") so long as such Outside Activities do not directly compete with the activities of the Venture.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the 29 day of May, 1998.



PLANET ENTERTAINMENT CORP.


By:  /s/ Joseph Venneri, President
     ------------------------------
         Duly Authorized Signature


NEW MILLENIUM COMMUNICATIONS

By: /s/ Barry Sanders
    -------------------------------
         Duly Authorized Signature